Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Tax-Free Reserves:

We consent to the use of our report, incorporated herein by reference dated February 21, 2006, with respect to the financial statements of the Vermont Municipal, Money Market, Limited-Term, and Long-Term Portfolios, each a series of Calvert Tax-Free Reserves, as of December 31, 2005 and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP

 Philadelphia, Pennsylvania

April 25, 2006